Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into on October 21, 2008 between Cell Therapeutics, Inc. (the “Company”) and BAM Opportunity Fund LP (the “Holder”).

Reference is made to the Securities Purchase Agreement dated April 29, 2008 between the Company and the Holder, as previously amended to date (as amended, the “April Agreement”), and to various securities previously issued under the April Agreement.

WHEREAS, the parties wish now, in this Agreement, to enter into a transaction with certain formalistic similarities to aspects of the April Agreement, but which transaction in fact is substantively distinct from and is not integrated with the April Agreement.

WHEREAS, the securities to be issued pursuant to this Agreement have been registered for offer and sale by the Company on Form S-3 registration statement no. 333-149982 filed with and declared effective by the Securities and Exchange Commission; a prospectus dated April 23, 2008 and a prospectus supplement dated October 21, 2008 relating thereto have been filed by the Company with the Securities and Exchange Commission and have been delivered to the Holder.

WHEREAS, the Holder has required, as a condition of entering into and closing the transaction contemplated by this Agreement, that the fee of Rodman & Renshaw with respect to such transaction be capped at $380,000.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. On a Closing Date to occur no later than October 22, 2008, the Company shall issue and sell to the Holder, and the Holder shall purchase from the Company, for a purchase price of $24,700,000 cash, $24,700,000 principal amount of new 9.66% Convertible Senior Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, which shall be of like tenor as the “Convertible Notes” defined in the April Agreement except for the issuance date being the Closing Date under this Agreement, a conversion price of $0.38 per post-reverse-split common share (i.e., 2,631.5789 shares per $1,000 of principal), the absence of an optional redemption right, a 3-year term, a 9.66% annual interest rate, and a make-whole provision based on the 3-year term and the 9.66% annual interest rate; and which Trust Indenture shall be of like tenor (taking into account such differences) as the Indenture dated August 19, 2008. For avoidance of doubt: the Company shall issue no new warrants in connection with this transaction.

2. In order to induce this purchase, the Company shall (in addition to providing new 9.66% Convertible Senior Notes as contemplated by Section 1 above) repurchase from the Holder, for $18,181,818.18 cash to be paid at the time specified below in this Section 2, an $18,181,818.18-principal-amount portion (the “Repurchased Notes”) of the 15% Series B Convertible Notes issued by the Company in June 2008 and now held by the Holder together with the Series A Warrants (to purchase 1,150,748 post-reverse-split shares of common stock of the Company) initially associated with the particular Repurchased Notes (the “Repurchased Warrants”). The Holder shall deliver the Repurchased Notes and Repurchased Warrants to the Company free and clear of all liens, adverse claims and encumbrances. The repurchase shall be deemed effective on the Closing Date, and no less than $10,000,000 of the repurchase price shall be paid in cash on or forthwith after the Closing Date, and any remaining repurchase price shall be paid in cash on or forthwith after the time of the release from escrow of the $8,181,818.18 of the “make-whole” payments associated with the Repurchased Notes, as contemplated hereinbelow. The parties agree and acknowledge that in connection with the repurchase of the Repurchased Notes and Repurchased Warrants the Company shall be entitled to receive and retain $8,181,818.18 of the “make-whole” payments associated with the Repurchased Notes; and the Holder agrees to cooperate with the Company’s efforts to procure the release from escrow to the Company of $8,181,818.18 of the “make-whole” payments associated with the Repurchased Notes. The parties further agree that, to the extent the full $18,181,818.18 repurchase price has not previously been paid or credited by the Company to the Holder at the time of the release from escrow of the $8,181,818.18 of the “make-whole” payments associated with the Repurchased Notes, the Company shall (if the Holder requests the Company to do so) direct the escrow agent to deliver such $8,181,818.18 (or any portion thereof which would suffice to fully satisfy the balance of the repurchase amount due), for the account of the Company, directly to the Holder in order to satisfy the remaining portion of the full $18,181,818.18 repurchase price.

3. From the date hereof until November 11, 2008, the Company shall not issue any equity securities or convertible instruments convertible into equity of the Company, except pursuant to an Exempt Issuance (as defined in the April Agreement) or as contemplated by Section 1 hereof.

4. Sections 2.2, 2.3, 3.1, 3.2, 4.3-4.10, 4.13 and 5.1-5.18 of the April Agreement shall apply to this Agreement as if set forth in full herein, but with inapplicable portions thereof deemed omitted and with such other adjustments therein as are obviously indicated (e.g., in view of the passage of time and/or changed circumstances and conditions which are known well by both parties) deemed made, in order to make applicable to this Agreement equivalent formal terms and conditions as the parties had applied to the April Agreement. This incorporation is intended solely for simplification and brevity of documentation, and not to suggest or create any integration between the transactions contemplated by the April Agreement and the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CELL THERAPEUTICS, INC.

By:	/s/ Louis A. Bianco

BAM OPPORTUNITY FUND LP

By:	/s/ Seth Morris
Chief Operating Officer